Exhibit 99.1

FOR IMMEDIATE RELEASE

Xenomics Appoints Seasoned Executive Gianluigi Longinotti-Buitoni as Executive Chairman of the Board of Directors

Company Closes on $2.2 Million in Convertible Debt

NEW YORK—(BUSINESS NEWSWIRE)—November 20, 2006 — Xenomics, Inc. (OTCBB:XNOM - News; FWB:XE7), source of next-generation medical DNA diagnostic tests, today announced the appointment of Gianluigi Longinotti-Buitoni Ph.D. as Executive Chairman of the Company’s Board of Directors and the closing  of a placement of $2.2 million of convertible debt, with warrants.

Dr. Longinotti-Buitoni  is an entrepreneur with international experience and recognized success in diverse industries.  He is currently CEO of Goal.com, an international New Media company focused on sports and particularly soccer, which is one of the largest communities of interest in the world. He has worked with extremely well known brands and in several industries, such as food (Buitoni and Perugina), consumer goods (Unilever), automobiles (Ferrari North America, as President and CEO), apparel (Polo Ralph Lauren, as President and CEO of Europe). Dr. Longinotti-Buitoni  is well known for his great success at Ferrari North America, where he served as CEO from 1992 to 2000, during which his unit increased its sales by 80%. Aside from being a rigorous and very successful business operator, Dr. Longinotti-Buitoni  is widely considered an expert at developing business visions and building powerful brands. Dr. Longinotti-Buitoni is also a noted author and international speaker in marketing and brand development.

“I am looking forward to taking the reigns of Xenomics.  To me, this represents a rare opportunity to lead a company that has developed a technology that has the potential to revolutionize an industry. Our company’s transrenal DNA technology provides important advantages over current invasive DNA and other diagnostic methodologies. I am eager to help the Xenomics scientific team develop this technology into breakthrough commercial products so that I can build a leading brand”, said Dr. Longinotti-Buitoni.

“Gianluigi brings to Xenomics the experience and the vision necessary to lead Xenomics during the commercialization of our technology into successful medical products”, said Gabriele Cerrone, previously Chairman of Xenomics.  “To have an executive of his stature at the helm will bring focus to the development of commercial diagnostic products using our transrenal DNA technology platform and help establish Xenomics as a recognizable leader in non-invasive diagnostic testing.”

Mr. Cerrone and Dr. Samuil Umansky stepped down from the Board and will support Mr. Buitoni in an advisory capacity.  Dr. L. David Tomei, who previously resigned as Co-Chairman and CEO,  remains President of SpaXen, Xenomics’ joint venture with Istituto Nazionale per la Malattie in Rome. Dr. Umansky remains Chief Scientific Officer of the Company.

Concurrent with the appointment of Dr. Longinotti-Buitoni , the Company closed on a placement of $2.2 million of convertible debt financing from a group of investors led by Dr. Longinotti-Buitoni .

About Xenomics, Inc.

Xenomics is a molecular diagnostic company that focuses on the development of DNA-based tests using transrenal DNA.  Xenomics’ patented technology uses safe and simple urine specimens, and is being applied to a broad range of applications including detection and monitoring of infectious diseases, tumor detection and therapeutic monitoring, stem cell transplantation monitoring, and prenatal genetic testing.

Scientists from Xenomics were the first to discover that fragments of DNA from cells throughout the body can cross the kidney barrier and be readily detected in small urine specimens.  The company believes that its transrenal DNA technology will open significant new markets in the molecular diagnostics field and provide a new generation of molecular diagnostic tests.  Xenomics’ issued U.S. patents protect an array of applications for molecular diagnostics and genetic testing.

Xenomics’ stock trades under the symbol XNOM.OB and is also listed on the Frankfurt Stock Exchange under the symbol XE7.

For additional information, please visit www.xenomics.com.

Forward-Looking Statements

Certain statements made in this press release are forward looking. Such statements are indicated by words such as “expect,” “might,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures.  Although Xenomics believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct.  As discussed in Xenomics’ Form 10-KSB as filed with the Securities and Exchange Commission on May 16, 2006, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that Xenomics will not obtain approval to market its products, the risk that

Xenomics’ technology will not gain market acceptance, the risks associated with dependence upon key personnel, and the need for additional financing.

Contact:

Xenomics Investor Relations

212-297-0808 Option 1

www.xenomics.com